Exhibit 10.8

[Gabriel Technologies Letterhead]

January 10, 2007

Mr. Keith R. Feilmeier
20740 Timberlane Drive
Elkhorn, Nebraska 68022-2117

Re:        Separation Agreement and General Release

Dear Keith:

This letter confirms that you have resigned from your employment with Gabriel Technologies Corporation (the “Company”) and its subsidiaries, and your positions as an officer of the Company or any of its subsidiaries, to be effective January 10, 2007 (the “Separation Date”). This letter sets forth our proposed agreement concerning your separation from the Company.

1.    You hold the position of Chief Executive Officer and President of the Company and are the Chairman of the Company’s Board of Directors. As of the Separation Date, your responsibilities as an officer, and your employment with the Company, will cease. You will retain your position as a director of the Company but will resign as Chairman of the Board. You agree to resign as a director immediately upon request by a majority of the total members of the Board. All payments and benefits from the Company in respect of your employment with the Company will cease, except as provided in this agreement. Except as set forth specifically in this agreement, you will not be entitled to any other wages, accrued vacation, bonus, severance or other payments or compensation of any kind whatsoever from the Company or its subsidiaries after the Separation Date.

2.    As of the Separation Date, your Employment Agreement will terminate and shall have no further force or effect; provided that, notwithstanding the foregoing, the provisions of Section 7 (Nondisclosure of Information) of the Employment Agreement shall survive termination of the Employment Agreement indefinitely without limitation as to time. You agree to cooperate with the Company in the orderly transition of your work to other officers and employees of the Company. You and the Company will enter into a Consulting Agreement to be effective as of January 11, 2007, in substantially the form attached hereto as Exhibit A.

3.    Prior to the date hereof, you have been awarded options to purchase up to 1,500,000 shares of the Company’s common stock. On the date hereof, you agree to forfeit options to purchase up to 750,000 shares of the Company’s common stock without further consideration to you (and you shall have no further, and hereby disclaim any, ownership interest therein). You hereby represent and warrant to the Company that you have not granted any security interest in or lien or encumbrance on any such options. Notwithstanding your separation of employment, and notwithstanding anything to the contrary contained in the Company’s equity incentive plan or your stock option agreement(s), the Company agrees that your remaining options to purchase up to 750,000 shares of the Company’s common stock will remain exercisable until December 31, 2010. In all other respects, the terms of these options will be unaffected by this agreement. Except as provided herein, you acknowledge and agree that you have no other options to acquire any interest in the Company or any of its subsidiaries.

Mr. Keith R. Feilmeier
January 10, 2007

4.    By your signature below, you confirm that you: (a) have read this agreement carefully and completely; (b) have been encouraged to consult with legal counsel and acknowledge that you have had ample opportunity to do so; and (c) understand all the provisions of this agreement.

5.    The Company expressly denies liability of any kind to you, and nothing contained in this agreement will be construed as an admission of any liability.

6.    The Company agrees that it will use its best efforts to remove you as guarantor from any Company indebtedness.

7.    In the event any provision of this agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from this agreement and the remainder of this agreement shall remain in full force and effect.

8.    Each of the parties to this agreement agrees to cooperate fully with the other, and to execute and deliver such other instruments, documents and agreements, and to take such other actions reasonably requested by either party to better evidence and reflect the transactions contemplated hereby and to carry into effect the interests and purposes of this agreement.

9.    This agreement has been executed and delivered within Nebraska, and our respective rights and obligations shall be construed and enforced in accordance with and governed by Nebraska law. Any action to enforce or construe this agreement will be brought in a court of competent jurisdiction within Douglas County, Nebraska.

10.          You acknowledge that this agreement is the entire agreement between the parties and supersedes all prior and contemporaneous oral and written agreements and discussions regarding its subject matter. Except as otherwise provided herein, this agreement specifically supersedes the termination provisions of your Employment Agreement. This agreement may be amended only by an agreement in writing signed by the parties hereto.

[signature page follows]

Mr. Keith R. Feilmeier
January 10, 2007

*  *  *  *  *

Sincerely yours, Gabriel Technologies Corporation

/s/ TJ O’Brien
By: TJ O’Brien
Its: Acting COO

I understand, acknowledge and agree to the terms and conditions, including the releases, set forth in this letter agreement.

DATED: January 10, 2007	/s/ Keith R. Feilmeier
Keith R. Feilmeier